Exhibit 99.1

PAPA JOHNS ANNOUNCES BOARD CHAIR TRANSITION AND MAJOR SHARE REPURCHASE TRANSACTION

-	Jeff Smith to Depart the Board, Christopher Coleman Appointed New Independent Chair
-	Papa Johns Announces Share Repurchase from Starboard Value Under Previously Announced Authorization

LOUISVILLE, KY—March 2, 2023—Papa John's International, Inc. (“Papa Johns”), (NASDAQ: PZZA) today announced that Jeffrey Smith, Chief Executive Officer of Starboard Value LP (“Starboard”), and Chair of the Papa Johns Board of Directors (the “Board”), has resigned from the Board effective as of March 1, 2023. Christopher Coleman, a Papa Johns director since 2012, has been appointed the new independent Chair of the Board. Papa Johns also announced it has entered into an agreement to repurchase 2,176,928 shares of Papa Johns common stock beneficially owned by Starboard at a purchase price of $82.52 per share.

“Starboard, led by Jeff Smith, invested in Papa Johns at a challenging time for the company. The Starboard team has provided crucial guidance and insights that have helped drive our turnaround and growth over the last four years. We thank Jeff for his dedication to the Papa Johns brand and his leadership of the Board,” added Rob Lynch, President and CEO of Papa Johns. “I will thoroughly miss his presence in the Boardroom and the test kitchen. I wish him all the best.”

“When we invested in the Company four years ago, it faced substantial challenges,” said Smith. “I am extremely proud of the significant progress Papa Johns has made in its customer experience, financial performance, share price performance and corporate governance. With this incredible improvement, we have been thinking for some time about the right moment to transition the Board Chair role. Given the strength of the team, board and overall health of Papa Johns, I felt like now was the right time for me to step down and transition Board leadership.”

Mr. Smith continued, “It has truly been an honor to work with Rob and this incredible management team, as well as this fantastic board. Since Starboard initially invested in Papa Johns, the stock price and operating income have more than doubled. But just as importantly, the company has become a leader in product innovation, differentiated itself in the pizza delivery category and significantly improved its overall corporate governance. It has also been recognized for its diverse and inclusive culture. In 2022, Papa Johns was named in the Forbes World’s Best Employers and Best Employers for Diversity lists and achieved a score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index for the second year in a row. This is a remarkable feat, given where we started, and it could not have been accomplished without incredible leadership from Rob and the team. While there is still more to accomplish, I feel confident the team is well equipped to continue driving success at Papa Johns, and that the Board has the right leadership and experience to oversee Papa Johns’ continued success.”

“Jeff has been an effective leader of the Papa Johns Board and we are sad to see him depart,” said Christopher Coleman, Chair of Papa Johns. “We have been discussing with Jeff the right moment for this transition and given the Company’s great progress, Jeff felt this was the right time for him to step back from the Board. We are grateful for his valuable contributions.”

The price of the share repurchase represents a discount of approximately 4% to the closing price of Papa Johns common stock on March 1, 2023. Following the repurchase, Starboard will beneficially own 582,432 shares, representing approximately 2% of Papa Johns’ outstanding shares.

Coleman added, “This agreement provided us with a unique opportunity to repurchase a meaningful number of outstanding shares while reducing any potential overhang from an expected Starboard sale. We are using capital earmarked for an open-market share buy-back to support this transaction, which puts us in a position to lock in what we believe to be an attractive repurchase price in a single transaction.”

The Company will fund the share repurchase with cash on hand and funds available under its revolving credit facility and remains well positioned to continue funding its strategic plan from its operating cash flows. The share repurchase from Starboard is being made pursuant to the Company’s existing share repurchase authorization.

Papa Johns previously announced a share repurchase program for up to $425.0 million of the Company’s common stock, in addition to a $75 million share repurchase authorization announced in 2020. As a result of the shares already repurchased in the open market and this transaction, Papa Johns will have approximately $90 million remaining available under its current authorization. With this repurchase from Starboard, Papa Johns will have spent more than $410 million on share repurchases, buying back more than 10% of its shares outstanding since 2020.

The transaction was negotiated by an independent committee of the Papa Johns Board formed for the purpose of evaluating a possible transaction with Starboard. Papa Johns’ independent director, Christopher Coleman, will succeed Jeffrey Smith as Board chair effective immediately. Mr. Coleman was appointed a director of Papa Johns in 2012. He currently serves as the Chair of the Corporate Governance and Nominating Committee, serves on the Compensation Committee and has previously served on the Audit Committee. Mr. Coleman is a Global Partner and Group Head of Banking at Rothschild & Co. and is based in the United Kingdom. He is Chairman of Rothschild & Co. Bank International and serves on a number of other boards and committees of the Rothschild & Co. Group.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns”) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories as of December 25, 2022. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact

Papa Johns Investor Relations

investor_relations@papajohns.com

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